Exhibit 5.2

[Letterhead of Maples and Calder]

MUFG Capital Finance 1 Limited

MUFG Capital Finance 2 Limited

MUFG Capital Finance 3 Limited

C/o Maples Finance Limited

PO Box 1093GT, Queensgate House

113 South Church Street, George Town

Grand Cayman, Cayman Islands

Mitsubishi UFJ Financial Group, Inc.

Head Office

7-1, Marunouchi 2-chome

Chiyoda-ku

Tokyo 100-8330 Japan

(“MUFG”)

28 February 2006

Dear Sirs

Registration Statement on Form F-3 relating to Dollar Preferred Securities of MUFG Capital Finance 1 Limited, Euro Preferred Securities of MUFG Finance 2 Limited and Yen Preferred Securities of MUFG Capital Finance 3 Limited (the “Registration Statement”)

We are Cayman Islands counsel to MUFG Capital Finance 1 Limited (“MUFGCF1”), MUFG Capital Finance 2 Limited (“MUFGCF2”) and MUFG Capital Finance 3 Limited (“MUFGCF3” and, together with MUFGCF1 and MUFGCF2, the “Companies”) which are exempted companies incorporated with limited liability under the Companies Law (2004 Revision) of the Cayman Islands (the “Companies Law”). This opinion is being delivered to you in connection with the registration, under the U.S. Securities Act of 1933, as amended (the “Act”), of up to 2,500,000 of MUFGCF1’s Fixed/Floating Rate Noncumulative Preferred Securities of USD1,000 par value per share (the “MUFGCF1 Preferred Securities”) up to 1,500,000 of MUFGCF2’s Fixed/Floating Rate Noncumulative Preferred Securities of €1,000 par value per share (the “MUFGCF2 Preferred Securities” and up to 15,000 of MUFGCF3’s Fixed/Floating Rate Noncumulative Preferred Securities of ¥10,000,000 par value (the “MUFGCF3 Preferred Securities” and, together with the MUFGCF1 Preferred Securities and the MUFGCF2 Preferred Securities, the “Securities”).

For the purposes of this opinion, we have reviewed the Companies Law and have examined and relied upon:-

(1)	the Prospectus and the Prospectus Supplement (“the Prospectus”) relating to the Securities in the form included in the Registration Statement on Form F-3 filed on or about 28 February 2006;

(2)	the Amended and Restated Memorandum and Articles of Association (the “Memorandum and Articles”) of each of the Companies as adopted on 28 February 2006;

(3)	the Certificate of Incorporation of each of the Companies;

(4)	the Minutes of Meetings of the each of the Board of Directors of the relevant Company, each held on 28 February 2006 (the “Minutes”);

(5)	the Minute Book and statutory registers of each of the Companies as maintained at their registered office in the Cayman Islands;

(6)	the opinion dated the date hereof and given by Nagashima Ohno and Tsunematsu, Japanese counsel to the Companies and MUFG;

(7)	the opinion dated the date hereof and given by Paul, Weiss, Rifkind, Wharton & Garrison LLP, United States counsel to the Companies and MUFG; and

(8)	the Certificate from a Director of each of the Companies dated the date hereof relating to, inter alia, certain relevant corporate actions taken by the respective Companies in connection with the Registration Statement (the “Director’s Certificate”).

The following opinion is given only as to circumstances existing on the date hereof and known to us and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the accuracy of the Director’s Certificate on the date of issue hereof without further verification and have relied upon the following assumptions, which we have not independently verified:-

(a)	The public in the Cayman Islands will not be invited to subscribe for any of the Securities;

(b)	No more than 2,500,000 MUFGCF1 Preferred Securities, no more than 1,500,000 MUFGCF2 Preferred Securities and no more than 15,000 MUFGCF3 Preferred Securities will be issued pursuant to the Prospectus;

(c)	All preconditions to the obligations of the parties under all relevant documents have been satisfied or duly waived and there has been no breach of the terms of such documents; and

(d)	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York or Japan.

The following opinions are given only on the basis of the facts subsisting and of which we are aware on the date hereof and the laws of the Cayman Islands as presently in force. We do not express or imply any opinion in relation to the laws of any other jurisdiction.

Based upon, and subject to, the foregoing and as hereinafter provided, in our opinion:

1.	The Companies have been duly incorporated and are validly existing under the laws of the Cayman Islands.

2.	The Securities form part of the authorised but unissued share capital of the Companies and when issued against payment in full therefor as contemplated by the Prospectus, and when the appropriate entries have been made in the Register of Members of each Company in respect thereof, the Securities will be validly issued, fully paid and non-assessable.

3.	There is doubt as to the enforceability in the Cayman Islands in original actions or in actions for enforcement of judgements of United States courts, of civil liabilities predicated solely upon the Federal securities laws of the United States.

4.	The discussion set forth under the caption “Cayman Islands Taxation” in the Registration Statement constitutes our opinion with respect to such matters. Although that description contains the material anticipated Cayman Islands tax consequences applicable to the Companies and holders of the Securities, it does not purport to discuss all Cayman Islands tax considerations and our opinion is limited to these Cayman Island tax considerations especially discussed therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the captions “Legal Matters” and “Limitations on Enforcement of U.S. Laws” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under the Act or by the rules and regulations under it.

In addition, we consent to the incorporation by reference of this Opinion and Consent into a registration statement filed pursuant to Rule 462(b) under the Act (provided always that we have reviewed the form of such registration statement prior to the filing thereof).

Yours faithfully,

/s/ Maples and Calder

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